Employment Agreement

      This Employment Agreement ("Agreement"), dated as of May 5, 2006, is entered into between ACIES CORPORATION, a Nevada corporation, having a place of business at 14 Wall Street, Suite 1620, New York, New York 10005 ("Employer"), and JEFFREY A. TISCHLER, an individual residing at 200 West 60th Street, Apt. 2C, New York, New York 10023 ("Executive").

      WHEREAS, Employer desires to continue to employ Executive as its Executive Vice President, Chief Financial Officer and Treasurer; and

      WHEREAS, Executive is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Executive hereby agree as follows:

                                    ARTICLE I
                   EMPLOYMENT; POSITION, DUTIES AND AUTHORITY

1.01 Employment. Employer agrees to, and does hereby, continue to employ Executive, and Executive agrees to, and does hereby accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement. Executive represents and warrants to Employer that (A) Executive has the legal capacity to execute and perform this Agreement, (B) this Agreement is a valid and binding agreement enforceable against Executive according to its terms, and (C) the execution and performance of this Agreement by Executive does not violate the terms of any existing agreement or understanding to which Executive is a party or by which Executive otherwise may be bound.

1.02 Position, Duties and Authority. During the Term (as defined below), Executive shall serve as Executive Vice President, Chief Financial Officer and Treasurer of Employer and its subsidiary, Acies, Inc., and in such other position or capacity for Employer and/or its affiliates and subsidiaries as Employer may request, and shall have such responsibilities, duties and authority that are customary for the positions of Executive Vice President, Chief Financial Officer and Treasurer, subject at all times to the control and direction of the Board of Directors of Employer (the "Employer Board") and the Board of Directors of Acies, Inc. (the "Acies, Inc. Board," and together with the Employer Board, the "Boards") and shall perform such services as customarily are provided by the Executive Vice President, Chief Financial Officer and Treasurer of a corporation and such other services consistent with his positions as shall be assigned to him from time to time by the Boards and the Chief Executive Officer. During the Term, Executive shall (A) report to the Boards and the Chief Executive Officer, (B) serve Employer and its affiliates and subsidiaries faithfully and to the best of Executive's ability, and (C) except during any period of illness or incapacity or vacation to which he is entitled, devote all of Executive's business time, attention, skill and efforts exclusively to the business and affairs of Employer and its affiliates and subsidiaries and the promotion of their interests; provided, however, Executive may engage in charitable, educational, religious, civic and similar types of activities and serve as a member of the board of directors of other entities to the extent that such activities and/or memberships do not inhibit or prohibit the performance of Executive's duties hereunder, inhibit, conflict with or compete with the business of Employer or its affiliates and subsidiaries, or otherwise violate the terms of Article V below and provided that Executive promptly discloses such activities and/or memberships to the Boards. Nothing in this Section 2.01 shall be deemed to preclude Executive from making passive investments (constituting ownership of less than five (5%) percent of any class of equity interest) in a publicly held corporation, or passive investments (constituting ownership of less than a controlling interest) in a non-public business, firm or entity, so long as such investment does not interfere with Executive's duties to Employer or its affiliates ore subsidiaries or otherwise violate the terms of the provisions set forth in Article V hereof. Executive shall perform his duties in a diligent manner; shall not engage in activities that are or could be detrimental to the existing or future business or reputation of Employer or its affiliates and subsidiaries; and shall observe and comply with all laws, customs, standards of business ethics and honest business practices, and policies and procedures of Employer and its affiliates and subsidiaries in place from time to time. Executive's principal base of operation for the performance of Executive's duties under this Agreement shall be in New York, New York; provided, however, that Executive shall perform such duties and responsibilities at such other places as shall from time to time be reasonably necessary to fulfill Executive's obligations under this Agreement in the discretion of Employer.

                                   ARTICLE II
                                      TERM

2.01 Term of Employment. Executive's employment under this Agreement shall commence on May 5, 2006 (the "Commencement Date") and, subject to earlier termination pursuant to Article IV hereof, shall continue until May 4, 2007 (the "Term"); provided, however, unless either party hereto gives written notice to the other at least ninety (90) days prior to the expiration of the then-current Term that such party elects not to renew this Agreement, the then-current Term shall be automatically extended for additional one-year periods. The election of Employer or Executive not to extend the then-current Term, as provided in this
Section 2.01, shall not be deemed to be a termination by Employer under Sections 4.01(A) or 4.01(B) or by Executive for Good Reason (as defined below) under
Section 4.01(C), and in such event Executive only shall be entitled to the payments and benefits set forth in Section 4.02(B).

                                   ARTICLE III
                       COMPENSATION AND BENEFITS; EXPENSES

3.01 Compensation and Benefits. For all services rendered by Executive in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Executive shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

      (A) Base Salary. During the Term, Employer shall pay to Executive a base salary at the initial rate of $180,000 on an annualized basis ("Base Salary"). Executive's Base Salary shall be subject to periodic review (which shall occur at least annually) and such periodic adjustments as the Employer Board or the Compensation Committee of the Employer Board (the "Compensation Committee") shall deem appropriate; provided, however, in no event shall any decrease in Executive's Base Salary be greater than the average percentage decrease applicable to Employer's and Acies, Inc.'s other employees. The term "Base Salary" as used in this Agreement shall refer to Base Salary as may be adjusted from time to time. Base Salary shall be payable in accordance with the customary payroll practices of Employer in place from time to time.
      (B)   Bonus.

            (i) Incentive Bonus. During the Term, Executive shall be eligible to earn periodically an incentive bonus (the "Incentive Bonus"). Qualification for, and the amount of, each Incentive Bonus shall be related to the achievement of milestones and/or objectives during the applicable performance period (the "Performance Period") established by the Employer Board or the Compensation Committee from time to time. For fiscal year ending 3/31/07, Executive shall be eligible to earn quarterly Incentive Bonus payments in the aggregate annual maximum amount of up to 50% of Executive's annualized Base Salary based upon the achievement of milestones and objectives established by the Employer Board relating to revenue growth, net income, and cash flow from operations. The Incentive Bonus milestones and objectives, amount, manner and method of payment, and applicable Performance Periods for periods following 3/31/07 shall be established by the Employer Board or the Compensation Committee in its discretion.

            (ii) Discretionary Bonus. During the Term, Executive also shall be eligible to earn a discretionary annual bonus, in such amount as may be determined by the Employer Board or the Compensation Committee ("Discretionary Bonus"). Qualification for the Discretionary Bonus and the amount of the Discretionary Bonus, if any, shall be determined by the Employer Board or the Compensation Committee based upon Employer's and its subsidiaries' financial performance and both a subjective and objective review of Executive's achievements throughout the applicable fiscal year which may include, without limitation, the extent to which Executive (a) achieved his goals and objectives for the fiscal year, (b) carried out the elements of Employer's and its subsidiaries' strategic plans, (c) was effective in dealing with challenges, (d) improved infrastructure, (e) achieved a significantly enhanced distribution network, (e) succeeded in obtaining financing, and (f) strengthened Employer's and its subsidiaries' management team, as well as other tangible and intangible factors in the Employer Board's or the Compensation Committee's discretion. The Discretionary Bonus, if any, shall be determined as of the end of each full fiscal year during the Term, payable within three and one-half (3.5) months after the last day of each such fiscal year. Executive's target Discretionary Bonus for fiscal year ending 3/31/07 shall be 25% of Executive's annualized Base Salary; provided, however, the actual amount of the Discretionary Bonus, as determined by the Employer Board or the Compensation Committee, may be less than or greater than the target amount. Executive's target Discretionary Bonus for periods following 3/31/07 shall be determined by the Employer Board or the Compensation Committee in its discretion.

To be eligible to earn any Incentive Bonus (or any portion thereof), Executive must be employed by Employer on the last day of the applicable Performance Period. Further, to be eligible to receive any Discretionary Bonus (or portion thereof), Executive must be employed by Employer both at the time the amount of the Discretionary Bonus, if any, is determined, and at the time any such Discretionary Bonus is to be paid.

      (C) Equity Compensation. Employer and Executive acknowledge that on or about May 9, 2005, Employer granted to Executive stock options to purchase 922,900 shares of Employer's common stock at an exercise price of $1.00 per share (the "2005 Option Grant"), which stock options vest ratably on a quarterly basis over a two (2) year period from the date of the grant and expire on July 1, 2009 and warrants to purchase 720,000 shares of Employer's common stock at an exercise price of $.50 per share (the "2005 Warrant Grant," and together with the 2005 Option Grant, the "2005 Grant"), which warrants vest ratably on a semi-annual basis over a one (1) year period from the date of grant and expire on May 9, 2010; provided, however, upon the consummation of a Change in Control (as defined below), all such stock options and warrants granted in connection with the 2005 Grant shall become vested immediately. During the Term, Executive shall be eligible to receive from time to time additional stock option grants and/or restricted stock awards in amounts to be approved by the Employer Board or the Compensation Committee in its sole discretion. The additional stock option grants and restricted stock awards, if any, will be based upon a combination of company performance and performance by Executive, as determined by the Employer Board or the Compensation Committee in its sole discretion. Such additional stock option grants or restricted stock awards will be subject to the terms and conditions established within any equity compensation plan as may be in place from time to time ("Equity Compensation Plan") and a separate stock option grant or restricted stock award agreement between Employer and Executive that sets forth the terms and conditions of the award (e.g., exercise price, expiration date and vesting schedule of stock options; the restricted period and/or other restrictions such as performance objectives relating to stock awards). With respect to the options and warrants covered by the 2005 Grant, Executive's rights and obligations upon termination shall be governed by the terms set forth in Section 4.02 below. With respect to any option grants or restricted stock awards granted on or after the Commencement Date, the terms of the Equity Compensation Plan and the applicable stock option or restricted stock award agreement shall govern Executive's rights and obligations upon termination.

      (D) Benefits. During the Term, Executive shall be entitled to participate in all Employer's employee benefit plans and programs (excluding severance plans, if any) as Employer generally maintains from time to time during the Term for the benefit of its senior executive-level employees, in each case subject to the eligibility requirements, enrollment criteria and the other terms and provisions of such plans or programs. Employer may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefit costs without notice in its discretion.

      (E) Vacation, Sick and Personal Days. During the Term, Executive shall be entitled to paid vacation, sick and personal days in accordance with Employer's policies with respect to such vacation, sick and personal days in place from time to time.

3.02 Expenses. Executive shall be entitled to receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Executive during the Term in connection with the performance of Executive's duties and obligations under this Agreement, according to Employer's expense account and reimbursement policies in place from time to time and provided that Executive shall submit reasonable documentation with respect to such expenses. During the Term, Employer also shall pay, or reimburse Executive, for the premium payments (not to exceed $1,000 per month) for an up to $1,000,000 whole life insurance policy naming Executive's designee as beneficiary.

                                   ARTICLE IV
                                   TERMINATION

4.01 Events of Termination. This Agreement and Executive's employment hereunder shall terminate upon the occurrence of any one or more of the following events:

      (A) Termination by Employer for Cause. Employer may, at its option, terminate this Agreement and Executive's employment hereunder for Cause (as defined herein) immediately upon giving notice of termination to Executive. As used in this Agreement, "Cause" shall mean Executive's (i) conviction of, guilty plea to or confession of guilt of a felony or act involving moral turpitude,
(ii) commission of a fraudulent, illegal or dishonest act in respect of Employer or any of its affiliates or subsidiaries, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious in the reasonable discretion of Employer to the business, operations or reputation of Employer or any of its affiliates or subsidiaries (monetarily or otherwise), (iv) material violation of Employer's policies or procedures in effect from time to time; provided, however, to the extent that such violation is subject to cure, Executive shall have an opportunity to cure such violation within ten (10) days following written notice of such violation from Employer, (v) after a written warning and a ten (10) day opportunity to cure non-performance, material failure or refusal to perform specific written directives consistent with his duties and responsibilities as set forth in Section 1.02, (vi) breach or threatened breach of Executive's obligation under Article V, or (vii) material breach of any other term of this Agreement; provided, however, to the extent such breach is subject to cure, Executive shall have an opportunity to cure such breach within ten (10) days following written notice such breach from Employer.

For purposes of this Section 4.01(A), no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Employer Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Employer's termination of the Executive's employment shall not be deemed to be for "Cause" unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Employer Board at a meeting of the Employer Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Employer Board), finding that, in the good faith opinion of the Employer Board, Executive is guilty of the conduct described in any of subparagraphs (i) through (vii) above, and specifying the particulars thereof in detail. Executive acknowledges and agrees that placing Executive on temporary paid leave pending a good faith inquiry into whether Executive has engaged in conduct that could constitute "Cause" under this Agreement shall not be considered Good Reason.


      (B) Without Cause by Employer. Employer may, at its option, at any time terminate Executive's employment for no reason or for any reason whatsoever (other than for Cause or as a result of Executive's death or Disability) by providing thirty (30) days advance written notice to Executive of its intention to terminate this Agreement and Executive's employment hereunder. During all or a portion of the thirty (30)day notice period described in the preceding sentence, Employer may place Executive on a paid leave of absence, remove Executive from his position(s) with Employer and/or its affiliates and subsidiaries, and/or require Executive to provide services relating to the transition of his duties.

      (C) Termination By Executive. Executive may terminate this Agreement and Executive's employment hereunder without Good Reason by giving ninety (90) days prior written notice to Employer or for Good Reason by giving thirty (30) days prior written notice of termination to Employer; provided, however, that Employer reserves the right to accept Executive's notice of termination and to accelerate such notice and make Executive's termination effective immediately, or on any other date prior to Executive's intended last day of work as Employer deems appropriate. For purposes of this Agreement, "Good Reason" shall mean, in the absence of a written consent of Executive:

            (i) any action by Employer that results in a material diminution in Executive's title, position, authority or duties from those contemplated by
Section 1.02;

            (ii) the failure of Employer to pay any amounts due to Executive or to fulfill any other material obligations to Executive under this Agreement;

            (iii) a reduction in Executive's Base Salary, unless such reduction is not greater than the average percentage reduction in the base salary of Employer's and Acies, Inc's other employees;

            (iv) a change by Employer in the location at which Executive performs his principal duties for Employer to a new location that is both (a) outside a radius of 35 miles from Executive's principal residence, and (b) more than 20 miles from the location at which Executive performs his principal duties for Employer immediately prior to the date on which such change occurs; or

            (v) any failure by Employer to comply with and satisfy its obligations pursuant to Section 6.01(B) below.

Notwithstanding the foregoing, the occurrence of any of the events or actions described in clauses (i)-(v) (inclusive) above shall not constitute "Good Reason" if, within thirty (30) days after the giving by Executive of notice to Employer of the occurrence or existence of an event or circumstance that would otherwise constitute "Good Reason," such event of circumstance has been fully corrected and Executive has been compensated for any actual damages or losses resulting therefrom.

      (D) Death. In the event of Executive's death, this Agreement and Executive's employment hereunder shall automatically terminate on the date of death.

      (E) Disability. To the extent permitted by law, in the event of Executive's physical or mental disability that prevents Executive from performing Executive's duties under this Agreement for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period, Employer may terminate this Agreement and Executive's employment hereunder upon written notice to Executive.

      (F) Mutual Agreement. This Agreement and Executive's employment hereunder may be terminated at any time by the mutual agreement of Employer and Executive.

      (G) Expiration of Term. This Agreement and Executive's employment hereunder shall automatically terminate upon the expiration of the Term.

4.02  Employer's Obligations Upon Termination.
      ---------------------------------------

      (A) For Cause; Other than For Good Reason; Mutual Agreement. If, during the Term, Employer shall terminate this Agreement and Executive's employment hereunder for Cause, Executive shall terminate this Agreement and Executive's employment hereunder other than for Good Reason, or this Agreement and Executive's employment hereunder shall terminate by mutual agreement of the parties, then (i) Employer's sole obligation to Executive under this Agreement or otherwise shall be to: (a) on the next regular paydate following the date of termination, (1) pay to Executive any Base Salary earned, but not yet paid to Executive, prior to the date of such termination, (2) reimburse Executive for any expenses incurred by Executive through the date of termination, and (3) pay to Executive any accrued, but unused, vacation days through the date of termination; (b) pay to Executive any Incentive Bonus payments earned, but not yet paid or payable, with respect to a Performance Period that ended prior to the date of termination, which Incentive Bonus payments shall be payable on the date that such Incentive Bonus payments would otherwise be paid if Executive's employment had not terminated or, if such Incentive Bonus payments were due and payable on the date of termination, such Incentive Bonus payments shall be made on the next regular payroll date following the date of termination; and (c) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any relating to severance) on the date of termination, in accordance with such plan, program, policy or practice (clauses (a), (b) and (c) of this sentence are collectively referred to herein as the "Accrued Obligations"), (ii) any options and warrants granted pursuant to the 2005 Grant that are unvested as of the date of termination shall be forfeited, and (iii) any options and warrants granted pursuant to the 2005 Grant that are vested as of the date of termination shall remain exercisable for a period of thirty (30) days following the date of termination, but (a) with respect to such options, in no event later than July 1, 2009, and (b) with respect to such warrants, in no event later than May 9, 2010.

      (B) Expiration of Term. Upon the expiration of the Term, this Agreement and Executive's employment hereunder shall terminate and Employer's sole obligation to Executive under this Agreement or otherwise shall be to pay and/or provide, as applicable, the Accrued Obligations, which Accrued Obligations shall be paid or provided in manner described in Section 4.02(A) above. Any options and warrants granted pursuant to the 2005 Grant shall continue to vest in accordance with their terms and (a) with respect to such options, shall remain exercisable until July 1, 2009, and (b) with respect to such warrants, shall remain exercisable until May 9, 2010.

      (C) Death. If, during the Term, this Agreement and Executive's employment hereunder shall terminate as a result of Executive's death, then (i) Employer's sole obligation to Executive's estate under this Agreement or otherwise shall be to: (a) pay and/or provide, as applicable, to Executive's estate the Accrued Obligations, which Accrued Obligations shall be paid or provided in manner described in Section 4.02(A) above; and (b) if Executive's eligible dependents timely elect COBRA coverage, Employer shall waive their healthcare continuation payments under COBRA for a period of twelve (12) months following the date of Executive's death, and (ii) all options and warrants granted pursuant to the 2005 Grant shall be deemed fully vested as of the date of Executive's death and
(a) with respect to such options, shall remain exercisable by Executive's estate until July 1, 2009, and (b) with respect to such warrants, shall remain exercisable by Executive's estate until May 9, 2010.

      (D) Disability. If, during the Term, this Agreement and Executive's employment hereunder shall terminate as a result of Executive's Disability, then
(i) Employer's sole obligation to Executive under this Agreement or otherwise shall be to: (a) pay and/or provide, as applicable, to Executive the Accrued Obligations, which Accrued Obligations shall be paid or provided in manner described in Section 4.02(A) above; and (b) if Executive timely elects COBRA coverage and provided that Executive continues to make contributions to such continuation coverage equal to Executive's employee contribution in effect immediately preceding the date of termination, Employer shall waive the remaining portion of Executive's healthcare continuation payments under COBRA for a period of twelve (12) months following Executive's termination (unless Executive sooner becomes eligible to obtain alternate healthcare coverage from a new employer, in which case Employer's obligation to waive the remaining portion of Executive's healthcare continuation payments under COBRA shall cease), and
(ii) all options and warrants granted pursuant to the 2005 Grant shall be deemed fully vested as of the date of Executive's termination and (a) with respect to such options, shall remain exercisable by Executive until July 1, 2009, and (b) with respect to such warrants, shall remain exercisable by Executive until May 9, 2010.

      (E) Without Cause; for Good Reason

            (i) If, during the Term, Employer terminates this Agreement and Executive's employment hereunder without Cause or Executive terminates this Agreement and Executive's employment hereunder for Good Reason, then (a) Employer's sole obligation to Executive under this Agreement or otherwise shall be to: (1) pay and/or provide, as applicable, to Executive the Accrued Obligations, which Accrued Obligations shall be paid or provided in manner described in Section 4.02(A) above; (2) if Executive timely elects COBRA coverage and provided that Executive continues to make contributions to such continuation coverage equal to Executive's employee contribution in effect immediately preceding the date of termination, Employer shall waive the remaining portion of Executive's healthcare continuation payments under COBRA for a period of nine (9) months following Executive's termination (unless Executive sooner becomes eligible to obtain alternate healthcare coverage from a new employer, in which case Employer's obligation to waive the remaining portion of Executive's healthcare continuation payments under COBRA shall cease); and
(3) continue to pay to Executive his Base Salary (at the rate in effect on the date of termination) for a period equal to the greater of (y) nine (9) months, or (z) through the end of the then-current Term, and (b) all options and warrants granted pursuant to the 2005 Grant shall be deemed fully vested as of the date of termination and (a) with respect to such options, shall remain exercisable by Executive until July 1, 2009, and (b) with respect to such warrants, shall remain exercisable by Executive until May 9, 2010.

            (ii) Notwithstanding the provisions of Section 4.02(E)(i) above, in the event that, within the period commencing three (3) months prior to the consummation of a Change in Control (as defined below) and ending on the twenty-four (24) month anniversary of the consummation a Change in Control, Employer terminates this Agreement and Executive's employment hereunder without Cause or Executive terminates this Agreement and Executive's employment hereunder for Good Reason, then, in lieu of the amounts to be paid and benefits to be provided by Employer pursuant to Section 4.02(E)(i) above and subject to
Section 6.07 below, (a) Employer's sole obligation to Executive under this Agreement or otherwise shall be to: (1) pay and/or provide, as applicable, to Executive the Accrued Obligations, which Accrued Obligations shall be paid or provided in manner described in Section 4.02 (A) above; (2) if Executive timely elects COBRA coverage and provided that Executive continues to make contributions to such continuation coverage equal to Executive's employee contribution in effect immediately preceding the date of termination, Employer shall waive the remaining portion of Executive's healthcare continuation payments under COBRA for a period of eighteen (18) months following Executive's termination (unless Executive sooner becomes eligible to obtain alternate healthcare coverage from a new employer, in which case Employer's obligation to waive the remaining portion of Executive's healthcare continuation payments under COBRA shall cease); and (3) continue to pay to Executive his Base Salary (at the rate in effect on the date of termination) for a period equal to twenty-four (24) months, and (b) all options and warrants granted pursuant to the 2005 Grant shall be deemed fully vested as of the date of termination and
(a) with respect to such options, shall remain exercisable by Executive until July 1, 2009, and (b) with respect to such warrants, shall remain exercisable by Executive until May 9, 2010.

As used in this Agreement, "Change in Control" shall mean (a) in any one or series of related or unrelated transactions (i) the sale of all or substantially all of the assets of Employer, (ii) the merger or consolidation of Employer with another corporation or entity in which Employer is not the surviving entity,
(iii) the acquisition by any single person or entity or related persons or entities of more than fifty percent (50%) of the outstanding and issued voting securities of Employer, or (iv) a merger or consolidation of Employer with another corporation or entity that results in the former stockholders of Employer, as they existed immediately prior to such merger or consolidation, owning in the aggregate less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity, or (b) during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of Employer, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period

      (iii) The salary continuation payments contemplated by this Section 4.02(E) shall commence to be paid on the next regular paydate following the 8th day after Executive's execution and delivery of the Release (as defined in Section 4.02(F) below); provided, however, if necessary to comply with the restriction in Section 409(A)(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") concerning payments to "specified employees," the salary continuation payments shall commence on the first regular paydate in the seventh
(7th) month following the date of Executive's termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.

      (F) Release. Except with respect to the Accrued Obligations, Employer shall not be required to make the payments and provide the benefits specified in this Section 4.02 unless Executive or his estate, as applicable, executes and delivers to Employer (and does not revoke) a general release in a form reasonably satisfactory to Employer (the "Release"). The Release shall include, without limitation, a general release of Employer, its affiliates and subsidiaries and their respective officers, directors, managers, members, shareholders, partners, employees, agents and other related parties (the "Releasees") from all liability (excluding Employer's obligations to pay and provide the post-termination payments and benefits described in Section 4.02), a covenant not to sue the Releasees and such other terms deemed reasonably necessary by Employer for its protection.

      (G) No Mitigation or Offset. Executive shall have no obligation to mitigate the payments or benefits provided in this Section 4.02 by seeking substitute employment or otherwise and, except as provided in Sections 4.02(D)(i)(b), 4.02(E)(i)(a)(2), and 4.02(E)(ii)(a)(2), there shall be no offset of the payments or benefits provided in Section 4.02. In addition, except as provided in Section 5.07 below, Employer's obligation to make any payment pursuant to, or otherwise perform its obligation under, this Agreement shall not be affected by any claim or other right Employer may have against Executive.

                                    ARTICLE V
           Confidentiality, Assignment of Inventions, Non-Competition,
                      Non-Solicitation and Other Covenants

      5.01 Confidentiality. While working or performing services for Employer or otherwise, Executive may have previously developed or acquired, or may in the future develop or acquire, knowledge in Executive's work or from directors, officers, employees, agents or consultants of Employer and its subsidiaries and affiliates (collectively, the "Company") or otherwise of Confidential Information relating to the Company, its business, potential business or that of their respective customers and merchants. "Confidential Information" includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, forecasts, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer and merchant lists, customer and merchant preferences, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Executive's direct or indirect act or omission.

      With respect to Confidential Information of the Company and its customers and merchants:

      (A) Executive has used, and will use, Confidential Information only in the performance of Executive's duties for Employer. Executive has not used, and will not use, Confidential Information at any time (during or after Executive's employment with Employer) for Executive's personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company and its customers and merchants;

      (B) Executive has not disclosed, and will not disclose, Confidential Information at any time (during or after Executive employment with Employer) except to authorized Employer personnel, unless Employer consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Executive's direct or indirect act or omission);

      (C) Executive has safeguarded, and will safeguard, the Confidential Information by all reasonable steps and has abided, and will abide, by all policies and procedures of Employer in effect from time to time regarding storage, copying and handling of documents; and

      (D) Executive will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company (all of which shall remain the exclusive property of the Company) and its customers and merchants, to Employer when Executive's employment relationship with Employer terminates or otherwise on demand and, at that time Executive will certify to Employer, in writing and under oath, that Executive has complied with this Agreement. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and its customers and merchants.

      5.02 Assignment of Developments. Executive has disclosed, and will disclose, promptly and fully to Employer and to no one else: (A) all inventions, ideas, improvements, discoveries, works, modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by Executive ("Developments"), solely or jointly with others, during the course of Executive's employment with Employer (whether prior to of after the Commencement Date) that (i) are related to the business of the Company or any of the products or services being researched, developed, distributed, manufactured or sold by the Company or which may be used in relation therewith or (ii) result from tasks assigned to Executive by the Company; (B) any Development which is related to the business of the Company and in which Executive had an assignable interest at the time of Executive's first employment by Employer; or (C) any Development made using the time, materials or facilities of the Company, even if such Development does not relate to the business of the Company. The determination as to whether a Development is related to the business of the Company shall be made solely by an authorized representative of Employer. Any Development relating to the business of the Company and disclosed to the Company within one year following the termination of Executive's employment with Employer shall be presumed to fall within the provisions of this
Section 5.02. The "business of the Company" as used in this Section 5.02 includes the actual business currently conducted by the Company, as well as any business in which the Company proposes to engage at any time during the period of Executive's employment. Executive agrees that all such Developments listed above and the benefits thereof are and shall immediately become the sole and absolute property of Employer from conception, as "works made for hire" (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. Executive shall have no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in Employer, Executive hereby irrevocably assigns to Employer all of Executive's right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that Executive may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of Employer. Executive also hereby assigns to Employer, or waives if not assignable, all of Executive's "moral rights" in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of Employer.

Executive agrees to assist Employer without charge for so long as Executive is an employee of Employer and for as long thereafter as may be necessary (but at Employer's expense including reasonable compensation to Executive if Executive is no longer an employee of Employer): (1) to apply, obtain, register and renew for, and vest in, Employer's benefit alone (unless Employer otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that Employer is unable to secure Executive's signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, Executive hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and on Executive's behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Executive.

      5.03 Obligations to Other Persons. Executive is not a party to or otherwise bound by any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other individual or entity that would prohibit, limit or conflict with the performance of Executive's duties to Employer or any of its affiliates or subsidiaries. Executive shall not disclose to Employer or any of its affiliates or subsidiaries or induce Employer or any of its affiliates or subsidiaries to use any secret or confidential information or material belonging to others, including, without limitation, Executive's former employers, if any.

      5.04  Covenant Against Competition and Solicitation.

            (A) Executive acknowledges and understands that, in view of the position that Executive holds as an executive-level employee of Employer, Executive's relationship with Employer will afford Executive extensive access to Confidential Information of the Company. Executive therefore agrees that during the course of Executive's employment with Employer and for a period of eighteen
(18) months after termination of Executive's employment with Employer (for any reason or no reason) (collectively, "Restricted Period"), Executive shall not:
(i) anywhere within the United States of America or any other country in which the Company then conducts or proposes to conduct business, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or employee, engage in any business or other commercial activity which is engaged in or is seeking to engage in a "competitive business." As used in this Agreement, the term "competitive business" shall mean any individual or enterprise engaged in or seeking to engage in (a) the business of providing payment processing solutions to merchants, or (b) the development research, production, marketing, distribution or sale of any product or service that is directly competitive with, or that may be purchased in replacement of substitution of, any product of service that is being produced, marketed, distributed, sold, or actively developed by Employer or any of its affiliates or subsidiaries. A product or service shall be deemed to be under "active development" by Employer, its affiliates or subsidiaries as of a particular date, if Employer or such affiliate or subsidiary has devoted material resources to the development thereof and intends to produce, market, distribute or sell such product or service within the following eighteen (18) months.

            (B) Executive further agrees that, during the Restricted Period, Executive shall not, directly or indirectly, either on Executive's own behalf or on behalf of any other individual or commercial enterprise: (i) contact, communicate, solicit or transact any business with or assist any third party in contacting, communicating, soliciting or transacting any business with (a) any of the customers or merchants of the Company, (b) any prospective customers or merchants of the Company being solicited at the time of Executive's termination, or (c) any individual or entity who or which was within the most recent twelve
(12) month period a customer or merchant of Company, for the purpose of inducing such customer or merchant or potential customer or merchant to be connected to or benefit from any competitive business or to terminate its or their business relationship with the Company; (ii) solicit, induce or assist any third party in soliciting or inducing any individual or entity who or which is then (or was at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of Company) to leave the employment of the Company or cease performing services for the Company; (iii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of the Company; or (iv) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship.

      5.05 Non-Disparagement. Executive will not at any time (during or after Executive employment with Employer) disparage the reputation of Employer, its affiliates and their respective customers and merchants and its or their respective officers, directors, agents or employees.

      5.06 Cooperation. Executive agrees to cooperate both during and after Executive's employment with Employer, at Employer's sole cost and expense, with the investigation by the Company involving the Company or any employee or agent of the Company.

      5.07 Reasonable Restrictions/Damages Inadequate Remedy. Executive acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate business interests of the Company and that any breach by Executive of any provision contained in this Article V will result in immediate irreparable injury to the Company for which a remedy at law would be inadequate. Executive further acknowledges that the restrictions contained in this Article V will not prevent Executive from earning a livelihood during the applicable period of restriction. Accordingly, Executive acknowledges that, in the event of a breach or threatened breach by Executive of any provisions of this Article V, Employer and/or its affiliates and subsidiaries shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief (without being obligated to post a bond or other collateral) and an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which Employer, its affiliates and/or its subsidiaries may be entitled at law or in equity. In addition (and not instead of those rights), Executive further covenants that Executive shall be responsible for payment of the fees and expenses of Employer's and its affiliates' and subsidiaries' attorneys and experts, as well as their respective court costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of Executive's violation or threatened violation of any of the provisions of this Article V. Further, in the event that a court of competent jurisdiction determines that Executive has breached his obligations set forth in this Article V in any material respect (other than through the issuance of an injunction issued without a determination on the merits), Employer, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall be entitled to cease all payments due the Executive under this Agreement as of the date of such determination.

      5.08 Separate Covenants. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Article V shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in this Article V be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Article V shall not affect the validity or enforceability of any other provision hereof. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article V, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

                                   ARTICLE VI
                                  MISCELLANEOUS

      6.01  Benefit of Agreement and Assignment.

            (A) This Agreement shall inure to the benefit of Employer, its affiliates and subsidiaries and its and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of any such entity's assets) and shall be binding upon Employer and its successors and assigns. This Agreement also shall inure to the benefit of and be binding upon Executive and Executive's heirs, administrators, executors and assigns. Executive may not assign or delegate Executive's duties under this Agreement, without the prior written consent of Employer.

      (B) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly in writing and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean the Employer as defined in the caption of this Agreement and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law or otherwise.

      6.02 Indemnification; D&O Insurance. Employer shall indemnify Executive against all claims arising out of Executive's actions or omissions occurring during Executive's employment with Employer to the fullest extent provided (A) by Employer's Certificate of Incorporation and/or Bylaws, (B) under Employer's Directors and Officers Liability and general insurance policies, and (C) under the Nevada General Corporation Law, as each may be amended from time to time. Employer agrees that it will continue to maintain Directors and Officers Liability and general insurance policies to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

      6.03 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telecopier, overnight delivery service or by registered or certified mail, postage prepaid, with return receipt requested, addressed in the case of the Company to:

Acies Corporation
14 Wall Street, Suite 1620
New York, New York 10005
Attn:

and in the case of Executive to:

Jeffrey A. Tischler
200 West 60th Street, Apt. 2C
New York, New York 10023

Any party may notify the other party in writing of the change in address by giving notice in the manner provided in this Section 6.03. Service of process in connection with any suit, action or proceeding (whether arbitration or otherwise) may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

      6.04 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the Term and activities following termination of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the offer letter from Employer to Executive dated May 4, 2005. This Agreement may not be changed or modified except by an instrument in writing, signed by both the Chairman of the Employer Board or the Chairman of the Compensation Committee and Executive.

      6.05 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section
6.04 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

      6.06 Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of Employer. Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Executive or any other person. To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.

      6.07 Limitation as to Amounts Payable. In the event that any payment, coverage or benefit provided under this Agreement would, in the opinion of counsel for Employer, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of Employer, or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of the Code, the aggregate payments, coverages or benefits provided under this Agreement shall be reduced to the "safe harbor" level under Section 280G so that the entire amount which is paid to Executive shall be deductible notwithstanding the provisions of Section 280G of the Code.

      6.08 No Waiver. The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

      6.09 Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      6.10 Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement or Executive's employment, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to the choice of law principles thereof. Any and all actions arising out of this Agreement or Executive's employment by Employer or termination therefrom shall be brought and heard in the state and federal courts of the State of New York and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. Employer and Executive hereby agree to waive their respective rights to a trial by jury.

      6.11 Validity. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

      6.12 Employee Withholdings and Deductions. All payments to Executive hereunder shall be subject to such withholding and other employee deductions as may be required by law.

      6.13 Counterparts. This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      6.14 Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

      6.15 Survival. The provisions of Section 4.02, Article V and Article VI shall survive the termination of this Agreement and Executive's employment by Employer.

      6.16 Legal Counsel. Executive acknowledges and warrants that (A) he has been advised that Executive's interests may be different from Employer's interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this Agreement. Employer and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

      IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement as of the date first written above.

                                          EMPLOYER:

                                          ACIES CORPORATION


                                          BY: /s/ Oleg Firer
                                              ---------------------------------
                                              Oleg Firer, President and
                                                Chief Executive Officer


                                          EXECUTIVE:

                                              /s/ Jeffrey A. Tischler
                                              ---------------------------------
                                              Jeffrey A. Tischler, individually